UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 3, 2015

TALON INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13669	95-4654481
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

21900 Burbank Blvd., Suite 270
Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

(818) 444-4100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2015, Talon International, Inc. entered into an Executive Employment Agreement with Nancy Agger-Nielsen, our Chief Financial Officer and principal financial and accounting officer.

Ms. Agger-Nielsen’s employment agreement provides that she will continue to serve as our Chief Financial Officer.  The employment agreement has a term continuing through December 31, 2016, which term may be extended to December 31, 2017.  Pursuant to this agreement, Ms. Agger-Nielsen is entitled to receive an annual base salary of $225,000, which may be increased (but not decreased) at the discretion of the Board of Directors. Ms. Agger-Nielsen will be entitled to receive an annual cash bonus in an amount equal to a percentage of her base salary upon Talon achieving actual adjusted EBITDA, revenue and gross profits within a range and meeting certain performance objectives as determined by the Board of Directors. In the event that prior to the end of the term, Ms. Agger-Nielsen’s employment is terminated by us “without cause” (as defined in the agreement), by Ms. Agger-Nielsen for “good reason” (as defined in the agreement) or due to Ms. Agger-Nielsen’s death or disability, then conditional upon her execution of a release of claims, Ms. Agger-Nielsen or her estate will be entitled to receive, in addition to all accrued salary and compensation, (i) severance payments equal to 3 months of Ms. Agger-Nielsen’s base salary currently, which will increase over time to a maximum of 6 months of base salary after 4 full years of employment and (ii) reimbursement of up to $1,500 per month in COBRA medical coverage for Ms. Agger-Nielsen and dependents during the applicable severance period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALON INTERNATIONAL, INC.

Date: September 10, 2015	By:	/s/ Nancy Agger-Nielsen
Nancy Agger-Nielsen, Chief Financial Officer